KPMG

Consent of Independent Registered Public Accounting Firm

The Board of Directors

China BAK Battery, Inc

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-137747) of China BAK Battery, Inc. of our report dated December 8, 2006, with respect to the consolidated balance sheet of China BAK Battery, Inc. as of September 30, 2006, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the years in the two-year period ended September 30, 2006, which report appears in the September 30, 2007, annual report on Form 10-K of China BAK Battery, Inc.

Our report dated December 8, 2006, with respect to the consolidated balance sheet of China BAK Battery, Inc. as of September 30, 2006, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the years in the two-year period ended September 30, 2006, also refers to a change in the method of accounting for stock-based compensation.

Hong Kong, People's Republic of China

December 18, 2007